Exhibit 10.8
Execution Copy
April 2, 2009
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into by and between ProAssurance Corporation, a Delaware corporation (“ProAssurance”) and Jerry D. Brant , an individual (the “Executive”) as of April 2, 2009 (the “Commencement Date”). This Agreement is offered by ProAssurance in order to secure the continued employment of Executive upon the completion of the conversion of Podiatry Insurance Company of America (“PICA”) into a stock insurance company and the purchase of its stock by ProAssurance as contemplated in the Stock Purchase Agreement dated October 28, 2008 (the “Stock Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meaning attributed to them in the Stock Purchase Agreement. ProAssurance and the Executive, each intending to be legally bound by the terms hereof, agree as follows:
1. Employment Term. ProAssurance hereby employs Executive, and Executive accepts employment, upon the terms and conditions of this Agreement for a term of thirty-six (36) months running from the Commencement Date to and including April 2, 2012 (the “Term”). Executive shall be employed by ProAssurance or by one of its direct or indirect subsidiaries provided that ProAssurance shall at all times remain obligated to the Executive as set forth in this Agreement. Immediately upon the expiration of the Term, unless otherwise provided in Section 9 of this Agreement, ProAssurance and Executive shall execute the Release and Severance Compensation Agreement in the form attached hereto as Exhibit C (the “Severance Agreement”) which shall govern the relationship of ProAssurance and Executive from and after the Term and shall supersede this Agreement in its entirety.
     2. Offices; Directorship; Other Activities.
     2.1 Office and Duties. From and after the Effective Date, Executive shall serve as Chief Executive Officer of PICA. Executive shall have the duties and authority as are prescribed by the bylaws of PICA for such office, such other duties and responsibilities as have customarily been performed by the Chief Executive Officer, and other duties and responsibilities as may be assigned to him by PICA Board of Directors (the “Board”) and the Chief Executive Officer of ProAssurance, provided that such assignments are customary and appropriate for the Chief Executive Officer of PICA. During the Term of this Agreement, Executive shall report directly to the Board and the Chief Executive Officer of ProAssurance. Executive shall be given such authority as is appropriate to carry out his duties.
     2.2 Efforts and Other Activities. During the Term, except for periods of vacation, sick leave, personal leave granted by the Board, or leave to which the Executive is entitled under law, Executive shall devote reasonable attention and time to the business and affairs of ProAssurance to the extent necessary to discharge his duties under this Agreement. With the prior approval of the Board, Executive may serve as a director or trustee of other corporations or businesses which do not compete with ProAssurance or its subsidiaries. Executive may also serve on civic, trade or charitable boards or committees. Executive may invest in real estate for his own account or become a passive partner or passive stockholder in any corporation, partnership or other venture; provided that Executive may not invest in any business that does business with, or competes with, the Company except for investment in a business where Executive’s percentage of ownership is insignificant. Executive may invest in mutual funds or similar investment vehicles in which Executive does not provide active management services. Executive may deliver lectures, fulfill speaking engagements or teach at educational institutions and may manage personal investments, provided that such activities do not materially interfere with Executive’s responsibilities to ProAssurance.
     2.3 Place of Business. Executive’s services shall be performed primarily at the headquarters of PICA located at 3000 Meridian Blvd., Franklin, TN 37067 in Williamson County, Tennessee.
     3. Compensation and Benefits.
     3.1 Base Salary. ProAssurance will pay to Executive a base salary at the rate of $447,200 per annum for the calendar year ending December 31, 2009, which amount shall include any base salary paid by PICA from January 1, 2009 to the Commencement Date (“Base Salary”). The annual Base salary will be increased by $30,339 as shown on Schedule 3.1 to reflect the monetized value of company paid automobile use and county club dues currently paid by PICA on behalf of Executive and prorated for the period after the Commencement Date. Base Salary will be payable in periodic installments in accordance with ProAssurance’s customary practices for executive officers. Amounts payable will be reduced by standard withholding and other authorized deductions. For calendar years beginning after December 31, 2009, ProAssurance shall review Executive’s Base Salary at least annually and the Base Salary shall be subject to increase, at the discretion of ProAssurance but not less than four percent (4%) per annum, effective on the date salary adjustments are made for other senior executive officers of ProAssurance consistent with past practice. Base Salary shall not be reduced at any time without the express written consent of Executive.
     3.2 Annual Incentive Compensation.
     (a) For 2009, if not previously paid by PICA, ProAssurance will pay Executive an annual bonus of up to 50% of the Base Salary based on the results for the calendar year ending December 31, 2008. The criteria for this bonus will be based on goals previously established by the PICA Board. Executive acknowledges that PICA has paid all amounts due under this Section 3.2(a).
     (b) For calendar years beginning after December 31, 2009, Executive shall be eligible for annual incentive compensation of up to 50% of Base Salary paid to the Executive based on objective corporate performance criteria established by the PICA Board and the CEO of ProAssurance.
     (c) For calendar years beginning after December 31, 2009, Executive shall be eligible for long-term equity compensation grants as determined by the Compensation Committee of the ProAssurance Board of Directors.

     (d) The incentive compensation for each calendar year will be paid at such time as annual incentive compensation is paid to ProAssurance’s senior executive officers consistent with past practice but not later than March 15 in the next succeeding calendar year; provided that payment of such annual incentive compensation shall be subject to and conditioned upon Executive’s employment with ProAssurance on the payment date.
     3.3 Retention Bonus. Effective with 30 days after the Effective Time, ProAssurance shall pay to Executive a retention bonus in the amount of $400,000 to be paid one-half in cash and one-half in ProAssurance common stock valued as of the NYSE closing price on the Closing Date.
     3.4 Pre-existing Retirement Provisions: Pursuant to Section 7.5(e) of the Stock Purchase Agreement dated October 28, 2008, ProAssurance agreed that PICA would satisfy any retirement payments or obligations pursuant to Executive’s prior Employment Agreement with PICA dated July 20, 2000, as amended through the Commencement Date of this Agreement. ProAssurance and Executive agree that PICA has fully satisfied its obligations to Executive as set forth below and there are no further obligations owing to Executive pursuant to the Employment Agreement dated July 20, 2000, as amended, or otherwise in accordance with the following:
A. PICA has contributed $600,000 to the Nonqualified Supplemental Deferred Compensation Plan (the “Plan”) of PICA Management Resources that has been used by the Plan to purchase three deferred annuities from New York Life (contract no. 52021264, issue date July 16, 2002 in the initial amount of $200,000; contract no. 52039456, issue date May 15, 2003 in the initial amount of $150,000; contract no. 52077551, issue date September 14, 2004 in the initial amount of $150,000) and one certificate of deposit from U S Bank dated July 7, 2005 in the initial amount of $100,000. These items, and any future substitution or reinvestment, and the interest earned thereon, will be paid to Executive upon his separation from service according to the provisions of the Plan.
B. During 2009 and prior to the Commencement Date, PICA has paid to executive $150,000 in full satisfaction of PICA’s obligation to retain Executive as a consultant and Board member after his retirement.
     3.5 Other Savings and Retirement Plans. Except as specifically provided herein, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other executive officers of ProAssurance. The current savings and retirement plans, all of which may be terminated or amended by the Board of Directors of ProAssurance, include the Executive Non-Qualified Excess Plan and Trust, the Amended and Restated ProAssurance Corporation Stock Ownership Plan, and the ProAssurance Group Savings and Retirement Plan. Executive shall also be permitted to defer cash compensation into the PICA Deferred Compensation Plan during such time period as the Plan is permitted to receive new contributions.
     3.6 Welfare Benefit Plans. Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans (including group health, disability and life insurance plans and programs) as shall be in effect from time to time, to the extent applicable to other executive officers of ProAssurance.
     3.7 Fringe Benefits. Executive shall be entitled to fringe benefits comparable to those provided to senior executive officers of ProAssurance.
     3.8 Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures generally applicable to senior executive officers of ProAssurance.
     3.9 Office and Support Staff. Executive shall be entitled to an office in keeping with his position as Chief Executive Officer of PICA and to personal secretarial and other assistants as shall be (i) reasonably necessary to perform his duties hereunder, and (ii) not be less than the office and clerical support provided to other senior executive officers of ProAssurance.
     3.10 Vacations and Leave.
          (a) During the Term, at such reasonable times as the Board shall permit, Executive shall be entitled, without loss of pay, to be absent from the performance of his duties under this Agreement. In addition, Executive shall be entitled to annual vacation in accordance with policies established by ProAssurance for senior executive officers of ProAssurance.
          (b) Executive shall be entitled to sick leave (without loss of pay) in accordance with ProAssurance’s policies in effect from time to time, and other personal and family leave as may be provided by law.
     3.11 Continuing Education and Professional Dues and Fees. ProAssurance will pay the annual dues and/or fees necessary for the Executive to maintain his license to practice Podiatry in the states in which he is currently admitted. ProAssurance shall reimburse Executive for reasonable expenses paid by Executive in connection with his attendance at professional seminars, courses or conferences to fulfill continuing education or licensing requirements necessary for Executive to maintain his license to practice podiatry . ProAssurance shall pay dues and fees for Executive to maintain his membership in the Podiatric professional associations of which Executive is currently a member.
     3.12 Conflict. In the event of any conflict between this Agreement and the terms of any benefit, severance, deferred compensation, incentive or similar plan or agreement in which the Executive is or becomes a participant during the Term (other than a stockholder-approved plan or ERISA plan), the provisions of this Agreement shall apply unless the Executive makes specific written election otherwise, but Executive shall not be entitled to duplicative payments or benefits.
     4. Termination of Employment.
     4.1 Death or Disability. Executive’s employment shall terminate upon the Executive’s death or Disability during the Term. For purposes of this Agreement, “Disability” means a serious injury or illness that requires Executive to be under regular care of a licensed medical physician and renders the Executive incapable of performing the essential function of the Executive’s position for twelve (12) consecutive months as determined by the Board of Directors of ProAssurance in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by said Board of Directors, who are qualified to give professional medical advice. Executive will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Executive’s Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.
     4.2 Termination by ProAssurance with Cause. ProAssurance may terminate the Executive’s employment during the Term for Cause. For purposes of this Agreement, the term “Cause” means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of ProAssurance or its subsidiaries which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive’s office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of ProAssurance or its subsidiaries, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of ProAssurance; or (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive’s job duties and the failure was not cured within 45 days after written notice from ProAssurance. Any termination of Executive’s employment by ProAssurance for Cause shall be communicated by a Notice of Termination (as defined in Section 4.5 below) to the Executive, which Notice of Termination shall be in writing and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this provision. Executive shall not be deemed to have been terminated for Cause unless and until (x) he receives a Notice of Termination from ProAssurance; (y) he is given the opportunity to be heard before the Board of Directors of ProAssurance ; and (z) the said Board finds in its good faith opinion, the Executive was guilty of the conduct set forth in the Notice of Termination.
     4.3 Termination by Executive for Good Reason. Executive may terminate his employment with ProAssurance for Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the Term: (i) if the Board shall refuse or fail to reelect Executive to the office of Chief Executive Officer of PICA or should change the duties and responsibilities of Executive in a manner that is a material diminution of the duties and responsibilities of the Chief Executive Officer; (ii) ProAssurance shall require that the Executive’s primary location of employment be more than 100 miles from the location of PICA’s principal offices as of the Commencement Date; (iii) a material reduction in the Executive’s Base Salary as set forth in Section 3.1 hereof; or (iv) a material breach by ProAssurance of any provision of this Agreement. Executive must provide ProAssurance with a Notice of Termination no later than 45 calendar days after Executive knows or should have known that Good Reason has occurred. Following delivery of Executive’s Notice of Termination, ProAssurance shall have 45 calendar days to rectify the circumstances causing the Good Reason. If ProAssurance fails to rectify the events causing Good Reason within said 45 day period, or if ProAssurance delivers to Executive written notice stating that the circumstances cannot or shall not be rectified, Executive shall be entitled to assert Good Reason and terminate employment as of the expiration of the 45 day period after delivery of the Executive’s Notice of Termination. Should Executive fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as Executive has provided Notice of Termination within the Term.
     4.4 Termination by Executive for Health Reasons. Executive may terminate his employment at any time during the Term of this Agreement if, in the opinion of the Executive, his health status no longer permits him to fulfill his duties under this Agreement. ProAssurance agrees to accept the opinion of the Executive without objection.
     4.5 Notice and Date of Termination. Any termination by ProAssurance, or by Executive, shall be communicated by Notice of Termination to the other party given in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” is a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth such additional information as may be required in Section 4.2, Section 4.3 or Section 4.4 hereof, to the extent applicable. The “Date of Termination” means (i) if Executive’s employment is terminated by ProAssurance for Cause, the Date of Termination shall be as of the date of Executive’s receipt of ProAssurance’s Notice of Termination; (ii) if Executive’s employment is terminated by Executive for Good Reason, the Date of Termination shall be the last day of the 45 day period after delivery of Executive’s Notice of Termination; (iii) if Executive’s employment is terminated by reason of death of the Executive, the date of death shall be the Date of Termination; (iv) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the Board of Directors of ProAssurance ; (v) if the Executive’s employment is terminated by ProAssurance other than for Cause, death, or Disability , the Date of Termination shall be the date of receipt of the Notice of Termination by Executive; or (vii) if the Executive terminates his employment other than for Good Reason, including termination by the Executive for Health Reasons, the Date of Termination shall be date of receipt of the Notice of Termination by ProAssurance.
     4.6 Resignation. Effective on the Date of Termination, Executive resigns as an officer and director of ProAssurance, PICA and all subsidiaries of each.
     5. Certain Benefits Upon Termination.
     5.1 Accrued Salary and Benefits. Executive shall be entitled to receive the following upon any termination of employment: (i) accrued and unpaid Base Salary as of the Date of Termination (ii) accrued vacation and sick leave, if any, on Date of Termination in accordance with the then current policy of ProAssurance with respect to terminated employees generally; and (iii) vested benefits under the employee benefit plans of ProAssurance or PICA in which the Executive was a participant on the Date of Termination, which vested benefits shall be paid or provided in accordance with the terms of said employee benefit plans.

     5.2 Severance Benefits.
          (a) If, (I) during the Term, (x) ProAssurance terminates the employment of Executive for any reason other than Cause, death or Disability or (y) Executive terminates his employment with ProAssurance for Good Reason, or (z) this Agreement is automatically terminated upon a Change of Control (as provided in Section 8.2 hereof), and (II) the Executive signs the release form that is attached to this Agreement as Exhibit A (the “Release”) within sixty (60) days after either the Date of Termination or the effective date of the Change of Control, whichever is applicable, the Executive shall receive: (i) an amount equal to a sum of the amounts payable as Base Salary from the Date of Termination to the end of the Term at the then current rate; (ii) an amount equal to three times Base Salary at the then current rate; and (iii) payment of Executive’s monthly COBRA premiums for continued health and medical insurance for the shorter of eighteen (18) months or the until the Executive no longer has coverage under COBRA (the “Severance Benefits”). Subject to the delivery of the executed Release by Executive, the Severance Benefits shall be paid in cash or good funds in equal monthly installments during the Restricted Period (as defined in Section 6.1 hereof) commencing on the fifteenth day of the calendar month that occurs not less than seven (7) days after the execution of the Release and ending on the first day of the last full calendar month in the Restricted Period; provided that the obligation of ProAssurance to pay such Severance Benefits to the Executive after termination of employment shall be subject to termination as herein provided in the event Executive violates the covenants under Section 6.1 hereof; and provided further that the payment of such Severance Benefits shall be payable by ProAssurance in lump sum on the automatic termination of this Agreement upon a Change of Control; and provided further that the payment of the Severance Benefits shall be accelerated in the event of the Death or Disability of the Executive and paid to the Estate of the Executive within 30 days after receipt by ProAssurance of notice as set forth in Section 10 and, if not earlier delivered by Executive, the Release executed by the Estate of the Executive. ProAssurance shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(b)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of (i) their being separation pay upon an involuntary separation from service or their being paid on account of a Change of Control and (ii) their otherwise meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment.
          (b) If during the Term, Executive terminates his employment with ProAssurance for Health Reasons pursuant to Section 4.4 and the Executive signs the release form that is attached to this Agreement as Exhibit A (the “Release”) within sixty (60) days after the Date of Termination Executive shall receive: (i) an amount equal to one-year of the Base Salary at the then current rate, and (ii) payment of Executive’s monthly COBRA premiums for continued health and medical insurance for the shorter of twelve (12) months or the until the Executive no longer has coverage under COBRA (the “Severance Benefits”). Subject to the delivery of the executed Release by Executive, the Severance Benefits shall be paid in cash or good funds in equal monthly installments during the Restricted Period (as defined in Section 6.1 hereof) commencing on the fifteenth day of the calendar month that occurs not less than seven (7) days after the execution of the Release and ending on the first day of the last full calendar month in the Restricted Period; provided that the obligation of ProAssurance to pay such Severance Benefits to the Executive after termination of employment shall be subject to termination as herein provided in the event Executive violates the covenants under Section 6.1 hereof; and provided further that the payment of such Severance Benefits shall be payable by ProAssurance in lump sum on the automatic termination of this Agreement upon a Change of Control; and provided further that the payment of the Severance Benefits shall be accelerated in the event of the Death or Disability of the Executive and paid to the Estate of the Executive within 30 days after receipt by ProAssurance of notice as set forth in Section 10 and, if not earlier delivered by Executive, the Release executed by the Estate of the Executive. ProAssurance shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(b)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of (i) their being separation pay upon an involuntary separation from service or their being paid on account of a Change of Control and (ii) their otherwise meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment.
          (c) ProAssurance shall fund the obligation to pay Severance Benefits under this Section 5.2 by depositing in escrow an amount equal to the sum of the amounts payable to Executive hereunder (the “Escrow Funds”) with a financial institution with total assets of more than One Billion Dollars ($1,000,000,000) as escrow agent (the “Escrow Agent”). The Escrow Funds shall be the property of ProAssurance and shall be held, invested, and distributed by the Escrow Agent in accordance with the following provisions. At the time of delivery of the Escrow Funds, the Escrow Agent shall acknowledge receipt of the Escrow Funds and agree to be bound by the provisions of this Agreement in a separate written document. The Escrow Agent shall invest the Escrow Funds in a money market account for the benefit of Executive and Escrow Agent shall distribute the earnings to Executive with each monthly installment. Unless and until the Escrow Agent receives notice from ProAssurance that Executive has breached this Agreement, the Escrow Agent shall distribute the Escrow Funds to the Executive in the same number of equal monthly installments as the number of whole calendar months in the Restricted Period (as defined in Section 6.1 hereof). The monthly installments shall be distributed to Executive on the date the initial installment is due and on the first day of each calendar month in the Restricted Period together with accrued and undistributed earnings of the Escrow Fund except that payment of the Severance Benefits may be accelerated and the balance paid in lump sum upon delivery of written notice to the Escrow Agent by ProAssurance that the Severance Benefits are due to be accelerated hereunder. If ProAssurance delivers written notice to the

Escrow Agent and the Executive that Severance Benefits payable to Executive are subject to termination under Section 6.2 of this Agreement, the Escrow Agent shall distribute the balance of the Escrow Funds and accrued and undistributed earnings thereon to ProAssurance unless the Escrow Agent receives a written notice of objection from Executive within 15 days after delivery of ProAssurance’s notice. If Executive provides timely notice of objection, Escrow Agent shall hold the Escrow Funds until it receives written notice of distribution from the arbitrator appointed pursuant to Section 11 hereof or a joint written notice of distribution from Executive and ProAssurance. Failure of Executive or ProAssurance to deliver notice to the Escrow Agent as herein provided shall not be a waiver of any of their respective rights under this Agreement.
          (d) Executive shall not be entitled to receive Severance Benefits under this Agreement if employment with ProAssurance is terminated by reason of the death of the Executive or the Disability of the Executive as defined in Section 4.1(a); or by reason of termination of employment by ProAssurance with Cause as defined in Section 4.2; or by reason of termination of employment by the Executive unless the employment is terminated for Good Reason as defined in Section 4.3 hereof or for a Health Reason as defined in Section 4.4 hereof. However, if employment with ProAssurance is terminated by reason of the death of the Executive or the Disability of the Executive as defined in Section 4.1(a), Executive shall be entitled to receive severance benefits as set forth in the Release and Severance Compensation Agreement attached hereto as Exhibit C; and for this purpose only, the Severance Agreement shall be deemed to incept simultaneously with the qualifying event and shall be incorporated herein by this reference such that the Executive shall have the full benefit of the severance benefits payable upon death or Disability of Executive as provided in the Severance Agreement.
          (e) The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of severance benefits provided under this Agreement by seeking employment or otherwise.
     5.3 Parachute Payment Tax Reimbursement.
          (a) If any payment or benefit within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), to Executive for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with ProAssurance or a Change of Control (as defined in Section 8.1(d) hereof) (a “Payment” or “Payments”), will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with such interest and penalties are collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a "Gross Up Payment”). The amount of the Gross Up Payment will be such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to file a timely tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross Up Payment, the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) An initial determination as to whether a Gross Up Payment is required pursuant to this Agreement and the amount of such Gross Up Payment shall be made by the income tax accountants of ProAssurance. The tax accountants shall provide their determination (“Determination”) together with detailed supporting calculations and documentation to ProAssurance and the Executive within a reasonable time after the Date of Termination and if the tax accountants determine that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination. The Gross Up Payment, if any, as determined pursuant to this Section 5.3(b) shall be paid by ProAssurance to the Executive within 30 days of the receipt of the Determination, but in no event later than the end of the Executive’s tax year next following the year the Executive remits the related taxes. The existence of the Dispute shall not in any way affect the Executive’s right to receive Gross Up Payments in accordance with the Determination. Upon the final resolution of a Dispute, ProAssurance shall promptly pay the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon ProAssurance and the Executive subject to the application of subparagraph (c) below.
          (c) Notwithstanding anything contained in this Agreement to the contrary, if according to the Determination an Excise Tax will be imposed on any Payment or Payments, ProAssurance shall pay to applicable government taxing authority as Excise Tax withholding, the amount of the Excise Tax that ProAssurance has actually withheld from the Payment or Payments.
     6. Non-Competition.
     6.1 Non-Competition; Nonsolicitation of Employee. The Executive will not during the Restricted Period (herein defined):
          (a) become Employed by a Competitor Company that offers, sells or markets medical professional liability insurance in the primary market area of the Companies, except that Executive may be employed with a Competitor Company so long as and on the condition that the Executive does not participate in the medical professional liability insurance business of the Competitor Company; or
          (b) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of the Companies to offer, sell or market medical professional liability insurance for a competitor company in the primary market area of the Companies;
     “Companies” means any company that is a direct or indirect subsidiary of ProAssurance, now or in the future, and any other company that has succeeded to the business of any of the Companies.
     “Competitor Company” means an insurance company, insurance agency, business, for profit or not for profit organization (other than the Companies) that provides, or offers to provide medical professional liability insurance to health care providers.

     “Employed” includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.
     “Health care providers” means physicians, dentists, podiatrists, chiropractors, physician assistants, nurse practitioners, other individual health care providers and hospital and other institutional health care providers.
     “Medical professional liability insurance” means medical malpractice insurance and reinsurance, and equivalent self-insured services such as administration of self-insured trusts, claims management services and risk management services for health care providers. “Medical professional liability insurance” does not include services provided as an employee of a health care provider if such services are rendered solely for the purpose of servicing medical professional liability risk of the employer or that of its employees.
     “Primary market area” means any state in which the Companies derived more than $15 million in direct written premiums from the sale of medical professional liability insurance to health care providers in the most recent complete fiscal year prior to the Date of Termination and any state in which the Companies have on the Date of Termination a plan for expansion of marketing activities for the sale of medical professional liability insurance in that state which is likely to result in direct written premiums from the sale of medical professional liability insurance of more than $15 in the 18 months following the Date of Termination.
     “Restricted Period” means a period of 36 months from the Date of Termination.
     6.2 Remedies for Breach. If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 6.1 of this Agreement, ProAssurance may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments of Severance Benefits due to the Executive pursuant to Section 5.2 of this Agreement. ProAssurance shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 5.2 hereof. If the Executive violates any of these restrictions, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to ProAssurance.
     6.3 Reasonableness of Restrictions. ProAssurance and Executive agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient consideration for the Executive’s obligations under this Agreement.
     6.4 Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In the event that the Executive is at any time not the subject of a separate confidentiality or nondisclosure agreement with the Companies (or any of them), Executive expressly agrees that Executive shall not use for the Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential or competitive material or information of the Companies or their subsidiaries, including without limitation, any information regarding insureds or other customers, actual or prospective, and the contents of their files; marketing, underwriting or financial plans or analyses which is not a matter of public record; claims practices or analyses which are not matters of public record; pending or past litigation in which the Companies have been involved and which is not a matter of public record; and all other strategic plans, analyses of operations, computer programs, personnel information and other proprietary information with respect to the Companies which are not matters of public record. Executive shall return to the Companies promptly, and in no event later than the Date of Termination, all items, documents, lists and other materials belonging to the Companies or their subsidiaries, including but not limited to, credit, debit or service cards, all documents, computer tapes, or other business records or information, keys and all other items in the Executive’s possession or control.
     7. Indemnification. In addition to any indemnification required by law, under the Certificate of Incorporation or Bylaws of ProAssurance or any of the Companies (as defined in Section 6.1 hereof), or under a policy of insurance owned by ProAssurance or the Companies, ProAssurance shall provide the Executive indemnification under the terms and conditions of the Indemnification Agreement attached hereto as Exhibit B, which is the same Indemnification Agreement provided to other senior executives of ProAssurance. The Indemnification Agreement shall be executed and effective as of the Commencement Date.
     8. Change of Control.
     8.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
          (a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (b) “Person” is used as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.
          (c) “Beneficial Ownership” is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act.
          (d) “Change of Control” shall mean the occurrence during the Term of any one of the following events:
               (i) an acquisition of the voting securities of ProAssurance or PICA by any Person, immediately after which such Person has Beneficial Ownership of more than 50.1% of the combined voting power of ProAssurance’s or PICA’s then outstanding voting securities;
               (ii) a merger, consolidation or reorganization involving ProAssurance or PICA in which an entity other than ProAssurance or PICA (as applicable) is the surviving entity or in which ProAssurance or PICA (as applicable) is the surviving entity and the stockholders of ProAssurance or PICA (as applicable) immediately preceding such transaction will own less than 50.1% of the outstanding voting securities of the surviving entity; or

               (iii) the sale or other disposition of substantially all of the assets of ProAssurance or PICA (as defined in the regulations under Section 409A of the Code); or
               (iv) the disposition of PICA by ProAssurance so that it is no longer a direct or indirect subsidiary of ProAssurance.
The transactions as described in (i), (ii) (iii) and (iv) shall be referred to as “Change of Control Transactions.” In no event shall a Change of Control be deemed to have occurred, with respect to Executive, if the Executive is part of a purchasing group which consummates a Change of Control Transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group except for passive ownership of less than 5% of the stock of the purchasing company or ownership of equity participation in the purchasing company or group as a result of the conversion or exchange of Common Stock Beneficially Owned by Executive.
     8.2. Effect of Change of Control. If a Change of Control occurs, this Agreement shall be deemed automatically terminated and the Executive shall be entitled to the payments required in Section 5.1 and Section 5.2 hereof.
     9. Continuity of Employment. If this Agreement remains in force on the last day of the Term and has not been earlier terminated pursuant to Section 4.2, 4.4, 4.6 or 8 hereof, the Severance Agreement attached hereto as Exhibit C shall become effective as of the date of expiration of the Term and Executive and ProAssurance agree to execute the Severance Agreement as required in Section 1 hereof. In the event of the death or Disability of the Executive, the Release and Severance Compensation Agreement attached hereto as Exhibit C shall become immediately effective in accordance with the provisions of Section 5.2(d) hereof and severance benefits shall be payable to Executive (or his estate) as provided in the Severance Agreement.
     10. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.
Notice to the Executive:
Jerry D. Brant
3417 Embassy Drive
Springfield, IL 62704

and
902 Pheasant Run Ct. S.
Brentwood, TN 37027-5810
Notice to the Companies:
ProAssurance Corporation
Mailing Address:
P. O. Box 590009
Birmingham, Alabama 35259-0009
Street Address:
100 Brookwood Place
Birmingham, Alabama 35209
Attention: CEO with copy to Corporate Secretary
     11. Arbitration. ProAssurance and Executive agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file a demand for arbitration. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect; provided that if the location cannot be agreed upon the arbitration shall be held in Birmingham, Alabama. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. ProAssurance shall pay all arbitration fees and the arbitrator’s compensation. If the Executive prevails in the arbitration proceeding, ProAssurance shall reimburse to the Executive the reasonable fees and expenses of Executive’s personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.
     12. Miscellaneous.
     (a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by ProAssurance.

     (b) This Agreement and the exhibits attached hereto set forth the entire agreement between the parties with respect to the matters set forth herein and supersedes in their entirety any prior written or oral agreements or understandings between Executive and PICA or ProAssurance regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.
     (c) This Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, representatives, agents, heirs, successors, assigns, devisees, and legal or personal representatives.
     (d) ProAssurance, from time to time, shall provide government agencies with such reports concerning this Agreement and copies thereof as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as ProAssurance may deem appropriate.
     (e) Executive and ProAssurance respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.
     (f) If any provision of this Agreement is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
     (g) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.
     (h) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.
     13. PICA Joinder. PICA has joined in this Agreement to evidence its consent to the employment of Executive in the capacity set forth herein and its agreement to be jointly responsible for the obligations of ProAssurance hereunder.
[Signatures on following page.]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on April 2, 2009 to be effective as of the Commencement Date.

EXECUTIVE:
/s/ Jerry Brant
Jerry D. Brant

PROASSURANCE CORPORATION
By:	/s/ Victor T. Adamo
Victor T. Adamo
Its President

PODIATRY INSURANCE COMPANY OF AMERICA
By:	/s/ Adam P. Wilczek
Its Sr. V.P. and COO

Schedule 3.1
     Executive’s annual base rate of compensation paid by PICA on behalf of Executive immediately preceding the Effective Date including the monetized value of company paid automobile use and country club dues:

2008 Base Salary	$430,000.08
4% Merit Increase	17,200.00
Auto Adjustment	22,052.00
Country Club Adjustment	8,287.00

Current 2009 Salary	$477,539.08

EXHIBIT A
RELEASE
[To be used if Termination of Employment occurs during the Term of the Employment Agreement]
     This Release of Claims (“Release”) is between ProAssurance Corporation (“ProAssurance”), and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the “Companies”) and Jerry D. Brant (“Executive”).
     The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.
     1. For the purposes of this Release, “Date of Termination” is the effective date of Executive’s termination of employment from Companies. Executive hereby waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.
     2. Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Employment Agreement between Companies and Executive, effective as of April 2, 2009 (“Agreement”), which survive termination of the employment relationship.
     3. Executive agrees that this Release, the Agreement and the Severance Benefits provided under the Agreement are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive’s immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive’s attorney, financial consultant or accountant, except that Executive and the Companies may disclose, as necessary, (i) the fact that Executive has terminated Executive’s employment with the Companies, and (ii) the terms of this Agreement and Severance Benefits as required under the securities laws and regulations and the listing requirements of any stock exchange or national market system and as otherwise required by law.
     4. Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.
     5. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee’s release of claims under this Release, and Executive’s confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.
     6. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) by seeking employment or otherwise, provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under the Agreement shall cease.
     7. Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the “Released”) from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive’s employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to waive, release or discharge the Companies from making any payments or providing any benefits due to Executive in accordance with the terms of the Agreement after the Date of Termination.
     8. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.
     9. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.
     10. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies’ FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.
     11. The Executive shall have seven (7) calendar days following Executive’s execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Executive’s execution of this Release at ProAssurance’s address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: Chairman, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive’s execution of this Release.

     12. Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.
     13. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.
     14. This Release, along with the Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.
     15. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.
     16. If any provision of this Release is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
     17. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

EXECUTIVE

Dated:

PROASSURANCE CORPORATION

Dated:	By:

EXHIBIT B

PROASSURANCE CORPORATION

INDEMNIFICATION AGREEMENT
     THIS Agreement is made effective as of the 2nd day of April, 2009, by and between ProAssurance Corporation, a Delaware corporation (the “Company”), and Jerry D. Brant (“Indemnitee”).
Recitals
     WHEREAS, the Company has adopted Bylaws (the “Bylaws”) which provide for the indemnification of the directors, officers, agents, and employees of the Company in accordance with Section 145 of the General Corporation Laws of Delaware (the “State Statute”);
     WHEREAS, the State Statute provides that it is not exclusive, and thus contemplates that contracts may be entered into between the Company and the members of its Board of Directors and Officers and employees of the Company with respect to the indemnification of such individuals;
     WHEREAS, developments with respect to the terms, cost and availability of directors’ and officers’ liability insurance (“Liability Insurance”) have raised questions regarding the adequacy and reliability of the protection afforded to directors and officers thereby; and
     WHEREAS, in order to resolve such questions and thereby induce the Indemnitee to continue to perform services on behalf of the Company, the Company has determined and agreed to enter into this contract with the Indemnitee.
Agreement
     NOW, THEREFORE, in consideration of and for the Indemnitee’s agreement to serve as a director, associate committee member, officer, employee or agent of the Company, and to render service on behalf of the Company, the parties agree as follows:
     1. Liability Insurance. The Company, as of the date of this Agreement, has acquired a Liability Insurance policy. The Company shall use reasonable efforts to maintain Liability Insurance during the term of this Agreement, but shall not be required to continue to maintain Liability Insurance if in the sole business judgment of the directors then in office, (i) the premium cost for such insurance is excessive, (ii) the premium cost for such insurance is not reasonably related to the amount of coverage provided, of (iii) the coverage provided by such insurance is so limited by its terms and exclusions or otherwise that sufficient benefit is not derived therefrom.
     2. Indemnity. The Company agrees to indemnify and reimburse Indemnitee to the full extent authorized and permitted by the provisions of the Bylaws of the Company and the laws of the State of Delaware, and by any amendment thereof, authorizing or permitting such indemnification which is adopted after the date hereof.

     3. Additional Indemnity.
          (a) Subject only to the exclusions set forth in Section 4 hereof, the Company shall indemnify and reimburse Indemnitee under any circumstances where Indemnitee was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, including an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, associate committee member, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, associate committee member, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against reasonable expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders or policyholders, and with respect to a criminal action or proceeding, if Indemnitee had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders or policyholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
          (b) The indemnification provided shall extend to all expenses and circumstances for which indemnification is permitted under paragraph 3(a) above, that arise:
(i) During the term of this Agreement based upon the activities of Indemnitee prior to or during the term of this Agreement; and,
(ii) Subsequent to the term of this Agreement based upon the activities of Indemnitee prior to or during the term of this Agreement.
          (c) The term “Company” shall for purposes of this Agreement include ProAssurance Corporation and its direct and indirect majority-owned subsidiaries.
     4. Limitations on Indemnity. No indemnity pursuant to Section 3 hereof shall be paid by the Company:
          (a) except to the extent the aggregate of losses to be indemnified hereunder exceed the amount of such losses for which Indemnitee is indemnified either: pursuant to Section 2 hereof; pursuant to an Indemnification Agreement with any parent, subsidiary or affiliate of the Company; or, pursuant to any Liability Insurance purchased and maintained by the Company pursuant to Section 1 hereof;
          (b) in respect to remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

          (c) on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state, or local statutory law;
          (d) on account of Indemnitee conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct;
          (e) if indemnification is prohibited by applicable law of the State of Delaware;
          (f) for a claim, issue, or matter in which Indemnitee has been found liable to the Company unless and only to the extent that the Court of Chancery in Delaware or the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for the expenses which the court considers proper; or
          (g) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
     5. Term of Agreement. The original term of this Agreement shall be the twelve month period immediately following the date of this Agreement. This Agreement shall renew for successive one year terms unless sooner terminated upon termination of Indemnitee’s position as an officer, director or employee of the Company or upon delivery of written notice of termination by the Company to the Indemnitee not less than 60 days prior to the date of termination stated in the notice. Notwithstanding anything in this Agreement to the contrary, the indemnification provided pursuant to this Agreement shall survive the termination of this Agreement with respect to all actions or inactions occurring or alleged to have occurred prior to or during the term of this Agreement, and this Agreement shall remain binding upon the Company with respect to the covered activities of Indemnitee occurring or alleged to have occurred prior to or during the term of this Agreement.
     6. Notification and Defense of Claim. Promptly after receipt by Indemnitee of notice of the commencement or threatened commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof:
          (a) The Company will be entitled to participate therein at its own expense; and
          (b) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel selected by the Company and consented to by Indemnitee, which consent shall not be unreasonably withheld. After notice from the Company to Indemnitee of its election so to assume the defense thereof, the Company will not be liable to

Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his own counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after the notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) a conflict of interest between the Company and Indemnitee exists in the conduct of the defense of such action; or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which a conflict of interest exists between the Company and Indemnitee.
The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold its consent to any proposed settlement.
     7. Payment of Indemnity. Any indemnification or advance shall be made promptly and in any event within forty-five (45) days, upon the written request of the director, officer, employee or agent of the Company, unless a determination is reasonably and promptly made that such director, officer, employee or agent failed to meet the applicable standard of conduct set forth in Section 3 hereof or that such director, officer or employee is not entitled to indemnity under Section 4 hereof. Such determination shall be made (l) by the Board of Directors by a majority vote of a quorum consisting of disinterested directors, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (4) by the stockholders. If the request for indemnification involves an action, suit or proceeding that arises from the merger, consolidation, reorganization, liquidation, sale of all or substantially all of the assets, or other extraordinary transaction of the Company, the inquiry and resolution thereof required by this Section 7, at the option of the person seeking indemnification, shall be made by a neutral person mutually acceptable to the Company and the person seeking indemnification. If no disposition of such claim for indemnification is made within forty-five (45) days, a favorable determination of entitlement to indemnification shall be deemed to have been made. The expenses (including attorney’s fees) incurred by the person seeking indemnification in connection with successfully establishing such person’s right to indemnification, in whole or in part, shall also be indemnified by the Company.
     8. Repayment of Expenses. Indemnitee agrees that he or she will reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against Indemnitee in the event and only to the extent that it shall be ultimately determined that Indemnitee is not entitled to be indemnified by the Company hereunder. The undertaking to reimburse the Company for expenses is made pursuant to the requirements of the State Statute. It is understood and agreed that no advances or payments made to the Indemnitee hereunder shall be accounted for or treated as a loan from the Company to the Indemnitee.
     9. Enforcement.
          (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Indemnitee to serve and/or continue to serve the Company, and acknowledges that Indemnitee is relying upon this Agreement in continuing to serve in such capacity.
          (b) In the event Indemnitee is required to bring any action to enforce rights and/or to collect moneys due under this Agreement and is successful in such action, Company shall reimburse Indemnitee for all of Indemnitee’s reasonable fees and expenses in bringing and pursuing such action.
     10. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable under applicable federal or state law or for any other reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.
     11. Governing Law; Binding Effect; Amendment; Notice.
          (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware without effect to its conflict of law provisions, except to the extent that the provisions of the Sarbanes-Oxley Act of 2002 and other federal laws preempt the applicable state law to the enforceability or interpretation of this Agreement.
          (b) This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of the Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.
          (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.
          (d) Any notice required to be given hereunder shall be deemed given when deposited with the United States Postal Service, postage prepaid, addressed to the person to receive notice at its address below, or such other address as may have theretofore been specified by such person in a notice pursuant hereto, or delivered in person to that person (or an executive officer thereof in the case of the Company).
     12. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration, in Birmingham, Alabama, in accordance with the Commercial Arbitration rules of the American Arbitration Association, except that the arbitrator(s) shall be required to be familiar with the laws of the State of Delaware as they relate to this Agreement. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

PROASSURANCE CORPORATION (the “Company”) 100 Brookwood Place Birmingham, Alabama 35209

By:
Victor T. Adamo Its President

(“Indemnitee”)

Signature

Address

PRA Final Draft
EXHIBIT C
RELEASE AND SEVERANCE COMPENSATION AGREEMENT

[Becomes effective at the end of the Term of the Employment Agreement.]
     THIS RELEASE AND SEVERANCE COMPENSATION AGREEMENT (the “Agreement”) is made and entered into effective*                      [the “Effective Date”], between and among ProAssurance Corporation, a Delaware corporation (“ProAssurance”) and Jerry D. Brant, an individual (the “Executive”). ProAssurance and its direct and indirect subsidiaries including Podiatry Insurance Company of America (“PICA”) are hereinafter collectively referred to as the “Companies.”
RECITALS:
     Executive is currently employed as Chief Executive Officer of PICA at the Companies’ offices in Williamson County, Tennessee, which is Executive’s primary location of employment on date of this Agreement. ProAssurance has offered to expand protection to the Executive in the form of severance benefits payable on termination of employment under certain circumstances in consideration of Executive’s agreement to continue his employment with the Companies. ProAssurance and Executive have entered into this Agreement to evidence the terms and conditions for payment of severance benefits upon termination of Executive’s employment with the Companies.
AGREEMENT
     NOW, THEREFORE, These Premises Considered, and in consideration of the mutual covenants and promises in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Annual Base Salary” of the Executive shall be defined as the Executive’s annual base rate of compensation in effect as of the Date of Termination (herein defined), but in no event less than the greater of: (A) the Executive’s annual base rate of compensation in effect as of the Commencement Date of the Employment Agreement (herein defined), including the adjustment to reflect the monetized value of company paid automobile and country club dues paid by PICA prior to the Commencement Date; or (B) the Executive’s annual base rate of

*	The Effect Date shall be immediately upon termination of the Employment Agreement dated April 2, 2009 by and between ProAssurance Corporation and Jerry D. Brant unless the Employment Agreement was terminated pursuant to Sections 4.2, 4.4, 4.6 or 8 thereof.

compensation in effect as of the end of the last calendar quarter preceding the Date of Termination
          (b) “Beneficial Ownership” is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act.
          (c) “Board” means the Board of Directors of ProAssurance either acting as a full Board or through its Compensation Committee.
          (d) “Cause” means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of the Companies which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive’s office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of the Companies, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of the Companies; or (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive’s job duties and the failure was not cured within 45 days after written notice from ProAssurance.
          (e) “Code” means the Internal Revenue Code of 1986, as amended
          (f) “Change of Control” shall mean the occurrence of any one of the following events during the term of this Agreement:
               (i) an acquisition of the voting securities of ProAssurance or PICA by any Person, immediately after which such Person has Beneficial Ownership of more than 50.1% of the combined voting power of ProAssurance’s or PICA’s then outstanding voting securities;
               (ii) a merger, consolidation or reorganization involving ProAssurance or PICA in which an entity other than ProAssurance or PICA (as applicable) is the surviving entity or in which ProAssurance or PICA (as applicable) is the surviving entity and the stockholders of ProAssurance or PICA (as applicable) immediately preceding such transaction will own less than 50.1% of the outstanding voting securities of the surviving entity; or
               (iii) the sale or other disposition of substantially all of the assets of ProAssurance or PICA (as defined in the regulations under Section 409A of the Code); or
               (iv) the disposition of PICA by ProAssurance so that it is no longer a direct or indirect subsidiary of ProAssurance.
     In no event shall a Change of Control be deemed to have occurred, with respect to Executive, if the Executive is part of a purchasing group which consummates a Change of Control Transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for ownership of less than 5% of the stock of the purchasing company).

          (g) “Change of Control Transaction” means any of the transactions as described in subparagraphs (i), (ii) and (iii) of Section 1(f) hereof.
          (h) “Disability” means a serious injury or illness that requires Executive to be under regular care of a licensed medical physician and renders the Executive incapable of performing the essential function of the Executive’s position for twelve (12) consecutive months as determined by the Board in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice. Executive will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Executive’s Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.
          (i) “Date of Termination” means (i) if Executive’s employment is terminated by Executive for any reason other than death or Disability, the Date of Termination shall be the last day of employment of Executive; (ii) if Executive’s employment is terminated by reason of death of the Executive, the date of death shall be the Date of Termination; (iii) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the Board; or (iv) if Executive’s employment is terminated by ProAssurance for any reason, the Date of Termination shall be the last day of employment of Executive unless otherwise provided in Section 6 hereof.
          (j) “Employment Agreement” means the Employment Agreement between Executive and ProAssurance, dated April 2, 2009.
          (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (k) “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the term of this Agreement: (i) a material diminution in the Executive’s authority, duties or responsibilities such that Executive no longer holds a position with executive level responsibilities consistent with the Executive’s position of Chief Executive Officer of PICA; (ii) the Companies require a material change in the Executive’s primary location of employment of more than 100 miles from the location of the Executive’s primary location of employment on date of this Agreement; (iii) the Companies materially reduce the Executive’s incentive compensation opportunities and employee benefits to a level that is less than is provided to other executives of comparable rank with the Companies; (iv) a material breach by the Companies of any provision of this Agreement; (v) a material reduction by the Companies in the Executive’s Annual Base Salary (herein defined); (vi) the death or Disability of the Executive; or (vii) the election of Executive to terminate his employment with the Companies pursuant to Section 3(g) hereof.
          (l) “Severance Benefits” means the payments and other benefits to be provided to the Executive under Section 3(a) hereof.
     2. Term of Agreement.
          (a) This Agreement shall continue in effect for an initial period commencing on the Effective Date and ending on                      [36 months thereafter] (the “Term”)

          (b) During the Term of this Agreement, Executive shall be entitled to compensation for his services as an employee of the Companies on substantially the same terms as set forth in Section 3 of the Employment Agreement.
     3. Severance Benefits.
          (a) If (A) during the Term of this Agreement the Companies terminate the employment of Executive for any reason other than Cause, or the Executive terminates employment with the Companies for Good Reason, and (B) the Executive executes the Release that is attached to and incorporated in this Agreement (“Release”) within sixty (60) days after the Date of Termination, or in the event of death if Executive’s estate executes the Release within a reasonable time, the Executive shall receive the following benefits:
               (i) An amount equal to the Severance Term Factor times the Executive’s Annual Base Salary;
               (ii) For purposes of this subparagraph (a), the Severance Term Factor shall be the number 36 minus the number of full calendar months that have elapsed since the Effective Date (and counting the month in which the Effective Date occurs as a full calendar month for this purpose) divided by 12.
               (iii) Payment of the Executive’s monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following: (A) the expiration of the Term; (B) eighteen (18) months from the Date of Termination; (C) until the Executive no longer has coverage under COBRA; or (D) until the Executive becomes eligible for substantially similar coverage under a subsequent employer’s group health plan; and
               (iv) Outplacement services that are customary to Executive’s position.
          (b) Subject to the delivery of the executed Release by Executive, the Severance Benefits described in subparagraphs (i) of Section 3(a) hereof shall be paid in cash or good funds in equal monthly installments during the Restricted Period (as defined in Section 7 hereof) commencing no later than the fifteenth day of the calendar month that occurs not less than seven (7) days after the execution of the Release and ending on the first day of the last full calendar month in the Restricted Period; provided that the payment of the Severance Benefits shall, at the option of the Executive, or in the event of death, his estate, be accelerated in the event of the death or Disability of the Executive and paid to the estate of the Executive within 30 days after receipt by ProAssurance of notice as set forth in Section 10 and, if not earlier delivered by Executive, the Release executed by the Estate of the Executive; and provided further that the obligation of the Companies to pay such Severance Benefits to the Executive shall be subject to termination as herein provided in the event the Executive violates the covenants under Section 7 hereof. The Companies shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(b)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment.
          (c) The outplacement services included in the Severance Benefits shall be provided to the Executive promptly after the execution of the Release but not later than the end of the calendar year following the year in which the Date of Termination occurred.
          (d) The Executive shall be entitled to the following in addition to and not in limitation of the Severance Benefits: (i) accrued and unpaid base salary as of the Date of Termination; (ii) accrued vacation and sick leave, if any, on Date of Termination in accordance with the then current policy or plan of the Companies with respect to terminated employees generally; and (iii) vested benefits under the Companies’ employee benefit plans in which the Executive was a participant on Date of Termination, which vested benefits shall be paid or provided for in accordance with the terms of said employee benefit plans.
          (e) The Executive shall not be entitled to receive Severance Benefits if employment with the Companies is terminated by reason of termination of employment by the Executive without Good Reason (herein defined) or by reason of termination of employment by the Companies with Cause.
          (f) The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits provided under the Agreement by seeking employment or otherwise; provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under this Agreement shall cease.
          (g) Notwithstanding any provisions of this Agreement and this Section 3 to the contrary, the Executive may unilaterally and of his own accord terminate his employment relationship with the Companies during the Term by delivery of notice to ProAssurance in accordance with Section 10 hereof. In the event the Executive elects to terminate employment with the Companies pursuant to this subparagraph (g), the Executive shall be deemed to have terminated his employment for Good Reason and shall be entitled to Severance Benefits pursuant to Section 3(a) hereof, and neither Executive nor the Companies shall be required to comply with the provisions of Section 5 hereof; provided that if the Companies deliver a notice of termination for Cause under Section 6 hereof which sets forth reasons for termination for Cause that occurred prior to the date of delivery of Executive’s notice of termination pursuant to this subparagraph (g) and the Executive’s employment is terminated for Cause for the reasons set forth in said notice of termination for Cause, the employment of the Executive shall be deemed to have been terminated by the Companies for Cause, and not by the Executive for Good Reason, and the Executive shall not be entitled to any Severance Benefits hereunder

     4. Parachute Payment Tax Reimbursement.
          (a) If any payment or benefit within the meaning of Section 280G(b)(2) of the Code to Executive for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Companies or a Change of Control (a “Payment” or “Payments”) will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with such interest and penalties are collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross Up Payment”). The amount of the Gross Up Payment will be such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to file a timely tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross Up Payment, the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments. The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year for which the Excise Tax is to be paid.
          (b) An initial determination as to whether a Gross Up Payment is required pursuant to this Agreement and the amount of such Gross Up Payment shall be made by the Compensation Committee or the Board of Directors of ProAssurance. In making such determination, the value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles set forth in Sections 280G(d)(3) and (4) of the Code. ProAssurance shall provide the determination (“Determination”) together with detailed supporting calculations and documentation to the Executive within a reasonable time after the Date of Termination but not later than March 15 in the calendar year following the year in which the Date of Termination occurred. If ProAssurance determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion of its income tax accountant or tax counsel to the effect that no Excise Tax will be imposed with respect to any Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination. The Gross Up Payment, if any, as determined pursuant to this Section 4(b) shall be paid by the Companies to the Executive within 20 days of the receipt of the Determination, but in no event later than the end of the tax year next following the year the Executive remits the related taxes. The existence of the Dispute shall not in any way affect the Executive’s right to receive Gross Up Payments in accordance with the Determination. Upon the final resolution of a Dispute, the Companies shall promptly pay the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Companies and the Executive.
     5. Good Reason for Termination. In the event that Executive desires to terminate employment with the Companies for Good Reason (other than for death or Disability or notice under Section 3(g) hereof), the Executive must provide the Companies with written notice no later than 45 calendar days after the Executive knows or should have known that Good Reason has occurred. Following the Executive’s notice, the Companies shall have 45 calendar days to rectify the circumstances causing the Good Reason. If the Companies fail to rectify the event(s) causing the Good Reason within the 45 day period after the Executive’s notice, or if any of the

Companies delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment on or before 90 days after the delivery of the Executive’s notice. Should Executive fail to provide the required notice in a timely manner, Good Reason shall not be deemed to have occurred as a result of that event. The term of this Agreement shall not be deemed to have expired during the notice period, however, as long as the Executive has provided notice within the term.
     6. Cause. If the Executive’s employment relationship with the Companies is terminated by the Companies for Cause, the Executive shall not be eligible for Severance Benefits and all rights of the Executive and obligations of the Companies under this Agreement shall expire. Any termination of the Executive’s employment by the Companies for Cause shall be communicated by a notice of termination to the Executive. The notice of termination shall be a written notice indicating the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this provision. In the event the Executive disputes the basis for termination for Cause, Executive may elect to bypass the claims procedure set forth in Section 11 hereof and file for settlement of the dispute in arbitration as provided in Section 12 hereof, in which event the Date of Termination shall be deemed to occur on the date determined by the arbitrator; provided that if the arbitrator rules in favor of the Executive, the time for the execution of the Release under Section 3(a) hereof shall be extended until sixty (60) days after the decision by the arbitrator, and in such event, the Executive shall be paid Severance Benefits after the execution of the Release as provided in Section 3(b) hereof and shall be reimbursed for any COBRA premiums that were paid by Executive in the interim period (but not exceeding the maximum period specified under Section 3(a) hereof) between the termination of employment for COBRA purposes and the Date of Termination as determined by the arbitrator .
     7. Non-Competition; Nonsolicitation of Employee. The Executive will not during the Restricted Period (herein defined):
          (a) become Employed by a Competitor Company that offers, sells or markets medical professional liability insurance in a Primary Market Area of an Insurance Subsidiary, except that Executive may be employed with a Competitor Company so long as and on the condition that the Executive does not participate in the medical professional liability insurance business of the Competitor Company; or
          (b) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of an Insurance Subsidiary to offer, sell or market medical professional liability insurance for a Competitor Company in a Primary Market Area of an Insurance Subsidiary.
     For purposes of this Section 7 only, the following terms shall have the meanings set forth below:
     “Companies” has the meaning set forth in the initial paragraph of this Agreement.

     “Competitor Company” means an insurance company, insurance agency, business, for profit or not for profit organization (other than the Companies) that provides, or offers to provide medical professional liability insurance to health care providers.
     “Employed” includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.
     “Health care providers” means physicians, dentists, podiatrists, chiropractors, physician assistants, nurse practitioners, other individual health care providers and hospital and other institutional health care providers.
     “Insurance Subsidiary” means any direct or indirect subsidiary of ProAssurance that offers medical professional liability insurance or non-risk bearing products and services related to underwriting, claims or risk management, or indemnification for medical professional liability.
     “Medical professional liability insurance” means medical malpractice insurance and reinsurance, and equivalent services such as administration of self-insured trusts, claims management services and risk management services for health care providers. “Medical professional liability insurance” does not include services provided as an employee of a health care provider if such services are rendered solely for the purpose of servicing medical professional liability risk of the employer or that of its employees.
     “Primary Market Area” means any state in which the Insurance Subsidiaries derived more than $15 million in aggregate revenues from the sale of medical professional liability insurance and non-risk bearing medical professional liability services or products to health care providers in the most recent complete fiscal year prior to the Date of Termination.
          “Restricted Period” means a period of a period of twenty-four (24) months from Date of Termination.
          (c) If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 7 of this Agreement, the Companies may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments or benefits due to the Executive pursuant to Section 3 of this Agreement. The Companies shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 3 hereof. If the Executive violates any of these restrictions, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to the Companies.
          (d) Both parties agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient consideration for the Executive’s obligations under this Agreement.
     8. Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with or policy of the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In the event that the Executive is at any time not the subject of a separate confidentiality or nondisclosure agreement with the Companies (or any of them), Executive expressly agrees that Executive shall not use for the Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential or competitive material or information of the Companies or their subsidiaries, including without limitation, any information regarding insureds or other customers, actual or prospective, and the contents of their files; marketing, underwriting or financial plans or analyses which is not a matter of public record; claims practices or analyses which are not matters of public record; pending or past litigation in which the Companies have been involved and which is not a matter of public record; and all other strategic plans, analyses of operations, computer programs, personnel information and other proprietary information with respect to the Companies which are not matters of public record. Executive shall return to the Companies promptly, and in no event later than the Date of Termination, all items, documents, lists and other materials belonging to the Companies or their subsidiaries, including but not limited to, credit, debit or service cards, all documents, computer tapes, or other business records or information, keys and all other items in the Executive’s possession or control.
     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Companies and Executive and their respective devisees, heirs, legal or personal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement is personal to the Executive and the rights and obligations hereunder may not be assigned by Executive without the prior written consent of ProAssurance.
     10. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith. In the event of the Death or Disability of the Executive, any notices required to be given by the Executive may be made by the Estate, spouse, or personal representative of the Executive.
Notice to the Executive:
3417 Embassy Dr.
Springfield, IL 62704

and

902 Pheasant Run Ct. S.
Brentwood, TN 37027-5810

Notice to the Companies:

ProAssurance Corporation Mailing Address: P. O. Box 590009 Birmingham, Alabama 35259-0009 Attention: CEO: cc Secretary	Street Address: 100 Brookwood Place Birmingham, Alabama 35209
     11. Claims Procedure.
          (a) The administrator for purposes of this Agreement shall be ProAssurance (“Administrator”), whose address is 100 Brookwood Place, Birmingham, Alabama 35209; Telephone: (205) 877-4400. The “Named Fiduciary” as defined in Section 402(a) (2) or ERISA, also shall be ProAssurance. ProAssurance shall have the right to designate one or more employees of the Companies as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. ProAssurance shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.
          (b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of ten (10) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
          (c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within ten (10) days following the receipt of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than twenty (20) days after receipt of such request.

     12. Arbitration. The parties to this Agreement agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file for arbitration. A claimant seeking relief on a claim for benefits, however, must first follow the procedure in Section 11 hereof and may file for arbitration within sixty (60) days following claimant’s receipt of the Administrator’s written decision on review under Section 11(c) hereof, or if the Administrator fails to provide any written decision under Section 11 hereof, within 60 days of the date on which such written decision was required to be delivered to the claimant as therein provided. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the arbitration rules then in effect of the American Arbitration Association; provided that if the location cannot be agreed upon the arbitration shall be held in either Birmingham, Alabama, or Chicago, Illinois, whichever location is closer to the principal office where the Executive was employed on the Date of Termination. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. The Companies shall pay all arbitration fees and the arbitrator’s compensation. If the Executive prevails in the arbitration proceeding, the arbitrator may require the Companies to reimburse the Executive for the reasonable fees and expenses of Executive’s personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.
     13. Miscellaneous.
          (a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Companies.
          (b) This Agreement is an unfunded deferred compensation arrangement for a member of a select group of the Companies’ management and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to this Agreement. Nothing in this Agreement shall require or be deemed to require the Companies or any of them to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made or required to be made hereunder.
          (c) It is understood acknowledged and agreed that Executive is and will be an “at will’“employee of any one or more of the Companies. Nothing in this Agreement shall be deemed to create an employment agreement between the Executive and the Companies or any of them providing for Executive’s employment for any fixed duration, nor shall it be deemed to modify or undercut the Executive’s at will employment status with the Companies.

          (d) It is understood and agreed by the Companies and Executive that the terms of this Agreement relating to the payment of Severance Benefits are intended to comply in all respects with the requirements of Code Section 409A. For purposes of determining whether Severance Benefits may be payable to an Executive in compliance with Code Section 409A, the Executive’s employment will be considered as having been terminated for purposes of this Agreement if the parties reasonably anticipate either (i) that Executive will no longer perform any services for the Companies or (ii) that the level of bona fide services performed for the Companies (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive over the immediately preceding 36-month period (or the full period of services to the Companies if Executive has been providing services to the Companies for less than 36 months).
          (e) Neither the provisions of this Agreement nor the severance benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Companies, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan, or any employment agreement or other plan or arrangement.
          (f) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein and supersedes in their entirety any prior written or oral agreements or understandings between Executive and the Companies regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.
          (g) The Companies, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as the Companies may deem appropriate.
          (h) Executive and the Companies respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.
          (i) If any provision of this Agreement is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law. Moreover, in the event this Agreement is determined to be unenforceable against any of the Companies, it shall continue to be valid and enforceable against the other Companies.
          (j) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.
          (k) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on this ___ day of                     , 20___.

EXECUTIVE:

PROASSURANCE CORPORATION

By:

RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION
     This Release of Claims (“Release”) is between ProAssurance Corporation (“ProAssurance”), for itself and for its subsidiaries and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the “Companies”) and Jerry D. Brant (“Executive”).
     The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.
     1. Executive hereby waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.
     2. Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Release and Severance Compensation Agreement between Companies and Executive, effective as of                      (“Agreement”), which survive termination of the employment relationship. Unless otherwise specifically defined herein, capitalized terms shall have the meaning attributed to them in the Agreement.
     3. Executive agrees that this Release, the Agreement and the Severance Benefits provided under the Agreement are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive’s immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive’s attorney, financial consultant or accountant, except that Executive and the Companies may disclose, as necessary, (i) the fact that Executive has terminated Executive’s employment with the Companies, and (ii) the terms of this Agreement and Severance Benefits as required under the securities laws and regulations and the listing requirements of any stock exchange or national market system and as otherwise required by law.
     4. Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.
     5. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee’s release of claims under this Release, and Executive’s confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.
     6. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) by seeking employment or otherwise, provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under the Agreement shall cease.
     7. Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the “Released”) from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive’s employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; libel; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to waive, release or discharge the Companies from making any payments or providing any benefits due to Executive in accordance with the terms of the Agreement after the Date of Termination
     8. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.
     9. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.
     10. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies’ FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.
     11. The Executive shall have seven (7) calendar days following Executive’s execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee’s execution of this Release at ProAssurance’s address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: President: cc Secretary, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive’s execution of this Release.

     12. Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.
     13. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.
     14. This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.
     15. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.
     16. If any provision of this Release is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
     17. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

EXECUTIVE

Dated:

PROASSURANCE CORPORATION

Dated:	By:
Its: